Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516, No. 333-120439 and No. 333-145332) of HLTH Corporation of our report dated February 28, 2008, except for Notes 2 and 9 as to which the date is June 26, 2008, with respect to the consolidated financial statements and schedule of HLTH Corporation, and our report dated February 28, 2008 with respect to the effectiveness of internal control over financial reporting of HLTH Corporation, included in this filing on Form 8-K.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 26, 2008